Exhibit 99.1

           NEWKIRK REALTY TRUST, INC. AND WINTHROP REALTY TRUST PRICE
                         COLLATERALIZED DEBT OBLIGATION

      Boston, Nov. 28/PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT) and Winthrop Realty Trust (NYSE:FUR) today announced that Concord Debt Holdings LLC, a joint venture debt platform owned 50% by each of them, priced a $465 million commercial real estate collateralized debt obligation ("Concord CDO"). The offering is expected to close on or about December 21, 2006.

      Fitch Ratings, Standard & Poor's and Moody's Investors Service have assigned investment grade ratings to approximately $377 million, or approximately 81%, of Concord CDO's securities, with approximately $225 million, or 48.5%, rated AAA/AAA/Aaa. Concord will initially retain all $88 million of the Concord CDO securities rated below the BBB/BBB-/Baa3 level.

      Concord CDO expects to provide for a five year reinvestment period during which Concord can utilize the proceeds of loan repayments to finance new investments and can be called after three years. WRP Management, LLC, an affiliate of both Newkirk's and Winthrop's external advisors, will be the collateral advisor for Concord CDO. The weighted average interest rate on the $377 million of investment grade securities to be sold is approximately LIBOR plus 50 basis points, excluding fees and expenses. Approximately 83% of the collateral had been identified at the time of pricing.

      The securities being offered by Concord CDO have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newkirk Realty Trust, Inc.

      Newkirk Realty Trust, Inc. is a qualified real estate investment trust or REIT. Through its subsidiaries and joint ventures, Newkirk acquires, owns, and manages a portfolio of single tenant office, retail, and industrial properties. Newkirk's executive offices are located in Jericho, New York and Boston, Massachusetts. Please visit Newkirk's web site at www.newkirkreit.com for additional information relating to its properties and tenants.

About Winthrop Realty Trust

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Through its subsidiaries and joint

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ventures, Winthrop acquires, owns, and manages a portfolio of office, retail, and industrial properties. Additional information relating to Winthrop and its assets is available at Winthrop's web site www.winthropreit.com.

For Further Information

Concord Debt Holdings LLC
Carolyn Tiffany
Chief Operating Officer
(617) 570-4600